SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                 Date of earliest event reported, April 29, 1999



                          APPLIED CAPITAL FUNDING, INC.



         Colorado                      0-23171                     84-1280679
(State of Incorporation)       (Commission File Number)        (IRS I.D. Number)



                              c/o Steven L. Siskind
                           645 Fifth Avenue, Suite 403
                            New York, New York 10022
               (Address of principal executive offices)(Zip Code)


                                 (212) 750-2002
              (Registrant's telephone number, including area code)




                          APPLIED CAPITAL FUNDING, INC.
                             4155 East Jewell Avenue
                                    Suite 909
                             Denver, Colorado 80222
             (Former name or address, if changed since last report)

                    INFORMATION TO BE INCLUDED IN THE REPORT

Item 1. Changes in Control of Registrant.

On April 29, 1999, the Corporation's existing Board of Directors resigned and Messrs. Ajmal Khan, Jeffrey L. Taylor, and Peter Lee were appointed to the Corporation's Board of Directors. In addition, Mr. Khan was elected to serve as President, Mr. Taylor was elected to serve as Vice President, and Mr. Lee was elected to serve as Secretary and Treasurer. Accordingly, the Corporation's current directors and officers are set forth in the following table:

NAME                                POSITION

Ajmal Khan                          President & Director

Jeffrey L. Taylor                   Vice President and Director

Peter Lee                           Secretary and Treasurer


The registrant is not aware of any arrangements that may result in a change in control subsequent to the date hereof.

Item 5.  Other Events.

Prior to their resignations on April 29, 1999, Directors David Reitsma and Gary Clark, by written consent in lieu of meeting, agreed to retire the 160,000 outstanding shares of the Company's Preferred Common Stock. Subsequent to their appointment, by written consent in lieu of meeting dated April 29, 1999, the new directors authorized a forward split of all of the 3,200,000 issued and outstanding common stock of the Company's shares on a 2.5 share for 1 share basis, .

The record date for determining holders entitled to participate in the stock split is May 10, 1999. The date of delivery is May 14, 1999. Immediately following the split there will be 8,000,000 share of common stock issued and outstanding. The Company will round up fractional shares to the nearest whole share. The Company's officers have been instructed to properly notify the NASD, the Company's transfer agent and the Company's shareholders, and to file the appropriate notice with the SEC.

The Company's transfer agent is Corporate Stock Transfer, 370 17th Street, Suite 2350, Denver, Colorado 80202; Tel: (303) 595-3300.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           APPLIED CAPITAL FUNDING, INC.
                                           -----------------------------
                                                            (Registrant)
Dated:  May 14, 1999

                                           By:__________________________
                                              Peter Lee, Secretary